Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, California 90067-6055 310.228.3700 main 310.228.3701 fax www.sheppardmullin.com

June 21, 2024

Hope Bancorp, Inc.

3200 Wilshire Boulevard, Suite 1400

Los Angeles, CA 90010

Re:	Registration Statement on Form S-8 for the Hope Bancorp, Inc. 2024 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Hope Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion which relates to a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers 4,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Hope Bancorp, Inc. 2024 Equity Incentive Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Company’s Certificate of Incorporation as in effect on the date hereof (the “Certificate of Incorporation”), the Company’s Bylaws as in effect on the date hereof (the “Bylaws” and, together with the Certificate of Incorporation, the “Charter Documents”), resolutions adopted by the board of directors of the Company (the “Board of Directors”) and the committees of the Board of Directors, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that the Shares will be uncertificated in accordance with Section 158 of the Delaware General Corporation Law, and the transfer agent therefor will register the holder thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (a) shares of Common Stock currently reserved for issuance under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s Charter Documents nor any of the proceedings relating to the Plan or any of the award agreements relating to the Shares under the Plan will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have also assumed, without independent investigation or verification: (i) the legal capacity, competency and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) the due authorization, execution

June 21, 2024

and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (iv) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (vi) that there has not been nor will there be any change in the good standing status of the Company from that reported in the certificates of public officials referred to below; and (vii) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives the Company and their respective legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that the Shares, when issued and transferred in the manner referred to in the Plan, and against receipt of proper consideration thereof and pursuant to one of the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting such law.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the award agreements related to the Shares, the Charter Documents, or the Registration Statement.

June 21, 2024

Very truly yours,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP